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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Century Aluminum Company and its subsidiaries on Amendment No. 1 to Form S-4 of our reports dated February 16, 2001, included in the Annual Report on Form 10-K of Century Aluminum Company and its subsidiaries for the year ended December 31, 2000, and to the use of our report dated February 16, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
September 21, 2001